EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                            PRIVATE MEDIA GROUP, INC.


         Pursuant to Nevada Statute, the following Amendment to the Articles of Incorporation of PRIVATE MEDIA GROUP, INC. (the "Corporation") was duly approved pursuant to the vote of Shareholders holding over a majority of the outstanding voting power of the Corporation pursuant to an Annual Meeting of Shareholders duly noticed and held on June 16, 2000.

                                       I.

         Article IV of the Articles of Incorporation of the Corporation shall be amended to read as follows:

                                   ARTICLE IV

Capitalization. The Corporation shall have the authority to issue One Hundred Million (100,000,000) shares of common stock with each share of common stock having a par value of $.001 (one mil). The common stock of the Corporation is of the same class and shall have the same rights and preferences.

The Corporation shall have the authority to issue 10,000,000 shares of preferred stock with each share of preferred stock having a par value of $.001 (one mil). The Board of Directors of the Corporation shall have the authority to fix the designations, rights, and preferences or other variations of this class or any series within this class.

Fully paid stock of the Corporation shall not be liable for further call or assessment. All shares shall be issued at the direction of the Board of Directors.

                                       II.

         The aforementioned amendment to the Articles of Incorporation were duly adopted by the Corporation's Board of Directors and were duly adopted at the Corporation's Annual Meeting of Shareholders on June 16, 2000, pursuant to Nevada Statute by shareholders holding over a majority of the outstanding shares of the Corporation on May 22, 2000, being the record date for said Annual Meeting of Shareholders. At the time of the record date for such Annual Meeting, there were 8,923,809 common shares outstanding, all of which were entitled to vote, and the vote in favor of said amendment equaled 5,024,695 shares.

         The undersigned being the Vice President and Secretary of the Corporation does hereby certify that the aforementioned Amendment to the Corporation's Articles of Incorporation properly represent the amendment approved by the shareholders holding over a majority of the outstanding shares entitled to vote on the record date, and that said Amendment was approved by the aforementioned vote.

         In addition, the undersigned, being the Vice President and Secretary of the Corporation, does hereby certify that the vote of the shareholders on said Amendment was received in accordance with the provisions of Nevada Statutes.


/s/ Johan Gillborg
--------------------------------------------
Johan Gillborg, Vice President and Secretary



         On the 16th day of August, 2001, personally appeared before me Johan Gillborg, Vice President and Secretary of Private Media Group, Inc. who, after being duly sworn, did state that the matters contained above are true and correct to the best of his knowledge.


/s/ Andrew J. Claudet
----------------------------
Notary Public

My Commission Expires: with life.

Residing at: 10 Philpot Lane, London EC 3M 8BR, England


                                       2